UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2012

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)
350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (602) 414-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
Item 9.01 Financial Statements and Exhibits
Signature
EX-99.1: Press Release of First Solar, Inc. dated June 29, 2012

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2012, First Solar, Inc. (“First Solar”) announced the appointment of Georges Antoun as Chief Operating Officer, effective July 1, 2012, reporting to the Chief Executive Officer. In this newly created role, Mr. Antoun will have comprehensive leadership responsibility for research & development, manufacturing operations, quality and product management.

Mr. Antoun, age 49, has over 20 years of operational and technical experience, including leadership positions at several global technology companies. Mr. Antoun most recently served as Venture Partner at Technology Crossover Ventures (TCV), a private equity and venture firm that he joined in July 2011. Prior to joining TCV, Mr. Antoun was the Head of Product Area IP & Broadband Networks for Ericsson, based in San Jose, California. Mr. Antoun joined Ericsson in 2007, when Ericsson acquired Redback Networks, a telecommunications equipment company, where Mr. Antoun served as the Senior Vice President of World Wide Sales & Operations. After the acquisition, Mr. Antoun was promoted to Chief Executive Officer of the Redback Networks subsidiary. Prior to Redback Networks, Mr. Antoun spent five years at Cisco Systems, where he served as Vice President of Worldwide Systems Engineering and Field Marketing, Vice President of Worldwide Optical Operations, and Vice President of Carrier Sales. He has also held senior management positions at Newbridge Networks, a data and voice networking company, and Nynex (now Verizon Communications), where he was part of its Science and Technology Division. Mr. Antoun earned a Bachelor of Science degree in Engineering from the University of Louisiana at Lafayette and a Master’s degree in Information Systems Engineering from Polytechnic Institute of New York University.

Mr. Antoun will be entitled to an annual base salary of $550,000 (subject to annual increases at First Solar’s discretion) and the opportunity to participate in First Solar’s annual bonus program, with a target bonus percentage of 75% of his annual base salary and an opportunity to earn up to two times his target bonus. Upon his hire, Mr. Antoun will be granted restricted stock units having an aggregate fair market value on the date of grant equal to $1,000,000, which will vest commencing on the first anniversary of the grant date at an annual rate of 25% per year, subject to Mr. Antoun’s continued employment. Mr. Antoun will also be paid a sign-on bonus of $300,000, less applicable withholdings, to facilitate his relocation to Tempe, Arizona and to defray expenses related thereto. Mr. Antoun will also receive a grant of 265,000 performance units under First Solar’s Key Senior Talent Equity Performance Program (KSTEPP) and will be eligible for future equity grants and other long-term incentives. Mr. Antoun will be eligible to participate in First Solar’s standard employee benefit programs and will be entitled to benefits and perquisites consistent with those provided to other senior executives of First Solar and any other benefits that First Solar may, in its sole discretion, elect to grant to him from time to time.

In the event of a termination of employment by First Solar without cause, or by Mr. Antoun for good reason within the first two years of employment, in each case, outside the change in control protection period (as described below), Mr. Antoun will receive cash severance equal to 12 months’ salary continuation, subject to delivery of a release of claims, as well as medical coverage until the earlier of 12 months or such time as Mr. Antoun is covered under a medical benefits plan of a subsequent employer. In addition, in the event Mr. Antoun’s employment is terminated by First Solar without cause, by Mr. Antoun for good reason within the first two years of employment, or due to his death or disability, in each case, outside the change in control protection period, then any equity award (or portion thereof) that would have vested or become exercisable by its terms within 12 months following the date of Mr. Antoun’s termination of employment will become vested or exercisable as of the date of his termination of employment.

In the event of a termination of Mr. Antoun’s employment by First Solar without cause or by Mr. Antoun for good reason, in each case, within the two years following a change in control (or by First Solar without cause prior to a change in control at the request of the third party effecting the change in control), such period, the “change in control protection period,” Mr. Antoun will receive (i) a prorated target bonus, (ii) cash severance equal to two times the sum of (a) his annual salary and (b) the greater of his target bonus or his average bonus during the preceding three years, (iii) continued health and welfare benefits for 18 months, and (iv) up to $20,000 in expenses for outplacement services, all subject to delivery of a release of claims. In the event of a change in control, Mr. Antoun will receive full vesting of all of his equity awards, other than his KSTEPP award, which is subject to its own change in control vesting terms.

Mr. Antoun will be subject to certain restrictions on competition and solicitation during his employment with First Solar and for one year thereafter, as well as separate confidentiality and intellectual property obligations, each pursuant to agreements the terms of which are consistent in all material respects to those that First Solar has previously entered into with its executive officers.

Mr. Antoun is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On June 29, 2012, First Solar issued a press release regarding Mr. Antoun’s appointment, which is included as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release of First Solar, Inc. dated June 29, 2012.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.
(Registrant)

Date: June 29, 2012	By:	/s/	Mary Beth Gustafsson
	Name:		Mary Beth Gustafsson
	Title:		Executive Vice President, General Counsel and Secretary